EXHIBIT 5

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                                   LAW OFFICES


                           DRINKER BIDDLE & REATH LLP


                                    Suite 300
                              1000 Westlakes Drive
                              Berwyn, PA 19312-2409
                            Telephone: (610) 993-2200
                               Fax: (610) 993-8585


                                 August 5, 1998


The Judge Group, Inc.
Two Bala Plaza
Suite 405
Bala Cynwyd, Pennsylvania  19004


Gentlemen:
        We have acted as counsel to The Judge Group, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement") relating to 3,515,000 shares of Common Stock of the Company, par value $.01 per share (the "Shares"), issuable upon the exercise of options granted under the Company's 1996 Incentive Stock Option and Non-Qualified Stock Option Plan for Key Employees and Non-Employee Directors, as amended and restated, and under the Non-Qualified Stock Option Agreements, dated as of April 17, 1997, between the Company and James C. Hahn and Randolph J. Angermann (collectively, the "Plans").

        In that capacity, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and the By-laws of the Company as amended through the effective date of the Registration Statement, resolutions of the Company's Board of Directors, and such other documents and corporate records relating to the Company and the issuance and sale of the Shares as we have deemed appropriate.

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This opinion is based exclusively on the Business Corporation Law of the
Commonwealth of Pennsylvania.

        In all cases, we have assumed the legal capacity of each natural person signing any of the documents and corporate records examined by us, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all corporate records and other information made available to us by the Company.

        Based upon the foregoing and consideration of such questions of law as we have deemed relevant, we are of the opinion that the issuance of the Shares by the Company upon the exercise of stock options properly granted under the Plans has been duly authorized by the necessary corporate action of the Board of Directors of the Company, and such Shares, upon exercise of such options and payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable by the Company.

        We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act.

                                                 Very truly yours,


                                                 /s/ DRINKER BIDDLE & REATH LLP
                                                 ------------------------------
                                                     DRINKER BIDDLE & REATH LLP

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